Exhibit 99.1

FOR IMMEDIATE RELEASE

LECG CORPORATION COMPLETES MERGER WITH SMART BUSINESS ADVISORY & CONSULTING

Emeryville, CA, March 10, 2010 — LECG Corporation (NASDAQ: XPRT), a global expert services firm, today announced the closing of its merger with SMART Business Advisory & Consulting, LLC (SMART), a privately-held provider of business advisory services. With the addition of SMART, LECG increases its talent pool of premier consultants and expands its client base to include SMART’s Fortune 200 customers. The combined company is expected to generate improved financial performance, with incremental revenues from cross-selling opportunities and SMART’s financial advisory and business consulting practices including technology, business process improvement, compensation and benefits, accounting, actuarial and tax.

“After months of planning, we are excited to realize our shared vision of creating one of the leading business advisory services companies in the industry,” said Steve Samek, former CEO of SMART, who will become CEO of the combined company. “Together, our broadened service portfolio will help our clients navigate through the dynamic industry changes and impending market recovery.”

“We have already begun working aggressively to integrate the companies and expect to implement a number of organizational efficiencies and recognize associated cost synergies. As the market returns, we should be well positioned to capitalize on the complementary nature of our businesses and growth opportunities that lie ahead,” added Samek. “I would also like to thank the employees of both firms for their exceptional efforts and commitment during this merger process. Their contributions to our current clients are the foundation upon which the combined company will continue to create value in the marketplace.”

“Today’s completion of this important merger will help allow us to deliver substantial value to our stockholders, customers and employees,” said Garrett Bouton, Chairman of LECG’s Board of Directors. “The shared knowledge and expertise of these two firms brings together an exceptional team with proven experience in many areas of the professional services industry. With the closing of this transaction, I believe we have built a stronger, more diversified company, and I look forward to working with the combined team to help realize LECG’s full potential.”

Under the merger agreement, LECG issued approximately 10.9 million shares of common stock to acquire all of SMART’s outstanding shares. Concurrently, LECG issued approximately 6.3 million shares of a newly created Series A Convertible Redeemable Preferred Stock at a purchase price of $3.96 per share in exchange for a $25 million cash investment in the combined company by Great Hill Partners. The company anticipates these transactions will be accretive in 2010 and expects to realize business and margin improvements in 2010, including at least $6 million in annualized operating savings.

Part of the anticipated cost savings will include the consolidation and move of the combined company’s corporate headquarters to the suburban Philadelphia area, where SMART is currently based. The move, which is scheduled to be completed by the end of the third quarter, is intended to position the combined company for future growth by creating a unified platform from which to build common practices and capitalize on growth opportunities, while streamlining and leveraging its infrastructure.

About LECG

LECG, a global expert services and consulting firm, with approximately 650 experts and professionals in 31 offices around the world, provides independent expert testimony, financial advisory services, original authoritative studies, and strategic advisory services to clients including Fortune Global 500 corporations, major law firms, and local, state, and federal governments and agencies worldwide. LECG’s highly credentialed experts and professional staff conduct economic and financial analyses to provide objective opinions and advice regarding complex disputes and inform legislative, judicial, regulatory, and business decision makers. LECG’s experts are renowned academics, former senior government officials, experienced industry leaders, and seasoned consultants.

About SMART

SMART Business Advisory and Consulting is a premier, full-service independent provider of financial advisory and business consulting services, serving clients throughout the US and the UK. SMART offers innovative solutions to public and private companies in the areas of financial advisory and business consulting, technology, business process improvement, audit and accounting*, compensation and benefits, actuarial, and tax. *Audit services are provided through SMART and Associates, LLP through an alternative practice structure.

About Great Hill Partners

Great Hill Partners, LLC is a private equity firm that manages over $2.5 billion in capital and focuses on investing in growth companies operating in the business and consumer services, media, transaction processing and software industries. Great Hill Equity Partners III, L.P. and its affiliates target equity investments of $50 million to $150 million. For more information, please visit the Great Hill Partners web site at www.greathillpartners.com.

Forward-Looking Statements

Statements concerning future business, operating and financial condition of the company and statements using the terms “believes,” “expects,” “will,” “could,” “plans,” “anticipates,” “estimates,” “predicts,” “intends,” “potential,” “continue,” “should,” “may,” or the negative of these terms or similar expressions are “forward-looking” statements as defined in the Private Securities Litigation Reform Act of 1995. These statements are based upon management’s current expectations. These statements are subject to risks and uncertainties that may cause actual results to differ materially from those expectations. Risks that may affect actual performance include the ongoing economic downturn and adverse economic conditions, the availability and terms of bank credit facilities, dependence on key personnel, the company’s ability to integrate new experts and practice areas successfully, intense competition, and potential professional liability, the company’s ability to integrate the operations of SMART, the failure to achieve the costs savings and other synergies LECG expects to result for the transactions, the outcome of any legal proceedings instituted against the company, SMART and others in connection with the transactions, the amount of the costs, fees, expenses and charges relating to the transactions, the effect of war, terrorism or catastrophic events, stock price, foreign currency exchange and interest rate volatility. Further information on these and other potential risk factors that could affect the company’s financial results is included in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to update any of its forward-looking statements after the date of this press release.

Investor Contacts

Steven R. Fife, Chief Financial Officer, 510-985-6700

Annie Leschin, Investor Relations, 415-775-1788, investor@lecg.com